Addendum # 1

Credit and terms.

King Media, Inc. agrees to extend credit to Cooperative Images for short-form direct response advertising on the following terms.

Payments for monthly media expenditures shall be made in four (4) equal weekly installments, beginning the twelfth(12) week following the end of the broadcast month.

All late payments will be charged interest at a rate of 1.5%.

King Media, Inc, at its sole discretion may cancel or modify these credit terms as any time upon written notice. Should King Media, Inc. cancel or modify credit terms, all amounts due in accordance with the new terms will be paid to KMI by Cooperative in full within 10 business days of written notice of the changes.
In whitness whereof, the Parties hereto have set their hands and seals,

Client                                          King Media, Inc.
By:/s/Gerard A. Powell,CEO date 12-30-96        By:/s/Allen Stern,President
date 12/30/96






Addendum to Advertising Agreement made between King Media, Inc. and Cooperative Images, Inc.